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                                                                   EXHIBIT 99.4
                            PROPOSED ACQUISITION OF
                               [MATRIDIGM LOGO]
                                      BY
                                 [ZITEL LOGO]
                     TO SHAREHOLDERS OF ZITEL CORPORATION:

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                  TO BE HELD
                              [DAY],       , 1998
                                  10:00 A.M.
                             47211 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538

The Board of Directors of Zitel asks you to attend this meeting to vote on the following:

I. Proposed Merger. Your vote on the approval and adoption of the Agreement and Plan of Merger and Reorganization by and among Zitel, MatriDigm Corporation, Millennium Holding Corp., a newly-formed Delaware Corporation and wholly owned subsidiary of Zitel ("Holdco"), Zenith Acquisition Corp. and Millennium Acquisition I Corp. (the "Merger Agreement"). Under the Merger Agreement, each share of Zitel common stock will be converted into the right to receive one share of Holdco common stock. Shareholders of MatriDigm will receive approximately .65 of a share of Holdco common stock for each share of MatriDigm common stock held by the shareholder, subject to adjustment for options to purchase shares of Zitel common stock and MatriDigm common stock exercised between October 5, 1998 and the date of the Proxy Statement/Prospectus/Consent Solicitation. In addition, each outstanding option or right to purchase Zitel common stock under Zitel's stock option plans will be assumed by Holdco and will be converted to an option or right to purchase Holdco common stock on a one-to-one basis. The Merger Agreement providing for the mergers, which describes the terms of the mergers in great detail is attached to the accompanying Proxy Statement/Prospectus/Consent Solicitation as Annex A; and

II. Amendments to Zitel Stock Plans. Your vote on proposals to approve and adopt amendments to the Zitel stock option and stock purchase plans to increase the number of shares available under the plans. The Amendment to the Zitel stock plans is more fully described in the accompanying Proxy Statement/Prospectus/Consent Solicitation and copies of the plans are attached as Annexes J-1 and J-2.

III. Other Business. To consider and vote on any other matters that properly come before the meeting or any adjournments or postponements.

Only shareholders who hold their stock at the close of business on       ,
1998 are entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof.

                                     By Order of the Board of Directors,

                                     Larry B. Schlenoff
                                     Secretary

      , 1998
Fremont, California

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THESE
PROPOSALS.

WE INVITE YOU TO ATTEND THE SPECIAL MEETING BECAUSE IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY PERSONALLY VOTE, WHICH WILL REVOKE YOUR SIGNED PROXY. YOU MAY ALSO REVOKE YOUR PROXY AT ANY TIME BEFORE THE MEETING EITHER IN WRITING OR BY PERSONAL NOTIFICATION.